Exhibit 21.1
List of Subsidiaries of Intrexon Corporation
Intrexon CEU, Inc., a Delaware corporation.
Intrexon ABT, Inc., a Delaware corporation.
Intrexon AB, Co., a Delaware corporation.
AquaBounty Technologies, Inc., a Delaware corporation (approximately 60 percent ownership).
ZIOPHARM Oncology, Inc., a Delaware Corporation (approximately 16 percent ownership).
XON Cells, Inc., a Nevada corporation.
Intrexon Energy Partners, LLC, a Delaware limited liability company (50 percent ownership).
OvaXon, LLC, a Delaware limited liability company (50 percent ownership).
S & I Ophthalmic, LLC, a Delaware limited liability company (50 percent ownership).
Biological & Popular Culture, Inc., a Delaware corporation (51 percent ownership).
Intrexon Holdings, Inc., a Delaware corporation.
Intrexon Laboratories Hungary, KFT, a Hungarian korlátolt felelõsségû társaság.
Intrexon Technologies Ireland Limited, an Irish private limited liability company.
Unicell Bio International, LLC, a Delaware limited liability company.
Trans Ova Genetics, L.C., an Iowa limited liability company.
ViaGen, L.C., an Iowa limited liability company.
Exemplar Genetics, LLC, an Iowa limited liability company.
Xogenix LLC, a Delaware limited liability company (75 percent ownership).
Intrexon Laboratories Belgium BVBA, a besloten vennootschap met beperkte aansprakelijkheid under Belgian law.
ActoGeniX NV, a naamloze vennootschap under Belgian law.